Exhibit 99.2

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS] (1)

SUBJECT TO COMPLETION, DATED [ ] , 20[ ]

[PRELIMINARY] PROSPECTUS SUPPLEMENT

(to Prospectus dated   [   ] , 20[ ])

Shares

Harvest Capital Credit Corporation

Series [  ] Preferred Stock

Liquidation Preference $ [ ] Share

We are an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company, or “BDC,” under the Investment Company Act of 1940, or the “1940 Act.” Our investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of subordinated debt and, to a lesser extent, senior debt and minority equity investments in privately-held U.S. small to mid-sized companies.

All of the    [ ]     shares of Series [    ] Preferred Stock, or the preferred stock, offered by this prospectus supplement are being sold by us. Each share of preferred stock has a liquidation preference of $ [ ]    per share, and the shares of preferred stock are subject to redemption at the option of the holder as described in this prospectus supplement. [We have applied to list the Series [           ] Preferred Stock on     [ ]     so that trading on the exchange will begin within days after the date of this prospectus supplement, subject to notice of issuance. Prior to the expected commencement of trading on    [ ]       , the underwriters do not intend to make a market in our preferred stock. Consequently, it is anticipated that, prior to the commencement of trading on [ ] , an investment in our preferred stock will be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop. If a secondary market does develop prior to the commencement of trading on               , holders of our preferred stock may be able to sell such shares only at substantial discounts from their liquidation preference. The trading symbol for our preferred stock will be “        .”]

Our common stock is traded on the NASDAQ Capital Market, or “NASDAQ,” under the symbol “HCAP.” On [ ] , 20[ ], the last reported sales price on NASDAQ for our common stock was $   [ ]   per share. Our net asset value per share of our common stock as of [ ] was $   [ ] .

The companies in which we invest are typically highly leveraged, and, in most cases, our investments in such companies are not rated by any rating agency. If such investments were rated, we believe that they would likely receive a rating below investment grade (i.e., below BBB or Baa), which is often referred to as “junk.” [We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.]

Investing in our preferred stock involves a high degree of risk. Before buying any shares, you should read the discussion of the material risks of investing in our preferred stock in “Supplementary Risk Factors” on page [ ] of this prospectus supplement and “Risk Factors” on page [ ] of the accompanying prospectus.

Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this offering.

Please read this prospectus supplement and the accompanying prospectus before investing in our preferred stock and keep each for future reference. This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor ought to know before investing in our common stock. We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 767 Third Avenue, 25th Floor, New York, New York 10017, by calling us collect at (212) 906-3500, or on our website at http://www.harvestcapitalcredit.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains information about us.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to the Company (before expenses)	$	$

[In addition, the underwriters may purchase up to an additional     [ ]    shares of preferred stock from us at the public offering price, less the underwriting discount, within    [ ]     days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $    [ ]       , the total underwriting discount (sales load) paid by us will be $    [ ]     , and total proceeds, before expenses, will be $   [ ]      .]

The underwriters expect to deliver the shares on or about [ ] , 20[ ] .

Prospectus Supplement dated [ ] , 20[ ].

(1)

In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
THE OFFERING
FEES AND EXPENSES
SELECTED FINANCIAL AND OTHER DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS
RATIO OF EARNINGS TO FIXED CHARGES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SENIOR SECURITIES
BUSINESS
PORTFOLIO COMPANIES
MANAGEMENT
PORTFOLIO MANAGEMENT
INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
ADMINISTRATION AGREEMENT
LICENSE AGREEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS
DETERMINATION OF NET ASSET VALUE
DIVIDEND REINVESTMENT PLAN
DESCRIPTION OF OUR SECURITIES
DESCRIPTION OF OUR CAPITAL STOCK
DESCRIPTION OF OUR PREFERRED STOCK
DESCRIPTION OF OUR SUBSCRIPTION RIGHTS
DESCRIPTION OF OUR WARRANTS
DESCRIPTION OF OUR DEBT SECURITIES
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
REGULATION
PLAN OF DISTRIBUTION
CUSTODIAN, TRANSFER AGENT, DISTRIBUTION PAYING AGENT AND REGISTRAR
BROKERAGE ALLOCATION AND OTHER PRACTICES
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of preferred stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or adds to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Risk Factors” included in this prospectus supplement and in the accompanying prospectus, respectively, before investing in our preferred stock.

Neither we nor the underwriters have authorized any dealer, salesman, or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our financial condition, results of operations, and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about the offering of shares of our preferred stock pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of shares of our preferred stock pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the shares we are offering. You should carefully read the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements included in the accompanying prospectus. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional shares.

We commenced operations on September 6, 2011, as Harvest Capital Credit LLC, a Delaware limited liability company. Effective as of May 2, 2013, Harvest Capital Credit LLC merged with and into Harvest Capital Credit Corporation, a Delaware corporation. In this prospectus, unless otherwise noted, the following terms have the meanings specified below:

●

“we,” “us,” “our,” and the “Company” refer to Harvest Capital Credit LLC, or “HCC LLC,” for the period prior to the merger date and Harvest Capital Credit Corporation for the period on and after the merger date;

●

“investment adviser” and “HCAP Advisors” refer to HCAP Advisors LLC, our investment adviser and a majority owned subsidiary of JMP Group, Inc., for the period on and after the merger date, and for the period prior to the merger date, the "investment adviser" refers to Harvest Capital Strategies LLC, which is an affiliate of HCAP Advisors and previously employed all of the investment professionals of HCAP Advisors that were responsible for managing the investment activities of HCC LLC on behalf of Harvest Capital Strategies LLC, a wholly owned subsidiary of JMP Group Inc.;

●	“administrator” or “JMP Credit Advisors” refer to JMP Credit Advisors LLC, our administrator and a wholly owned subsidiary of JMP Group Inc.; and

●	“JMP Group” refers, collectively, to the activities and operations of JMP Group Inc. and its wholly- and majority- owned subsidiaries, including JMP Group LLC;

●

“Credit Facility” refers to the Loan and Security Agreement, dated as of October 29, 2013, as amended, by and among the Company, CapitalSource Bank, as agent and a lender, and each of the other lenders from time to time party thereto, including City National Bank; and

●	“JMP Facility” refers to the Loan Agreement, dated as of April 24, 2011, as amended, with JMP Group LLC, which agreement was terminated effective October 29, 2013.

Harvest Capital Credit Corporation

We are an externally managed, non-diversified closed-end investment company that has elected to be treated as a business development company under the 1940 Act. We provide customized financing solutions to small to mid-sized companies. We generally target companies with annual revenues of less than $100 million and annual EBITDA (earnings before interest, taxes, depreciation and amortization) of less than $15 million.

Our investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of subordinated debt and, to a lesser extent, senior debt and minority equity investments in privately-held U.S. small to mid-sized companies. The companies in which we invest are typically highly leveraged, and, in most cases, our investments in such companies are not rated by any rating agency. If such investments were rated, we believe that they would likely receive a rating below investment grade (i.e., below BBB or Baa), which is often referred to as “junk.” Indebtedness of below investment grade quality is regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. While our primary investment focus is on making loans to, and selected equity investments in, privately-held U.S. small to mid-sized companies, we may also invest in other investments such as loans to larger, publicly-traded companies, high-yield bonds and distressed debt securities. In addition, we may also invest in debt and equity securities issued by collateralized loan obligation funds.

To meet our investment objective, we seek to:

●

capitalize on our investment adviser’s strong relationships with financial intermediaries, entrepreneurs, financial sponsors, management teams, small and mid-sized companies, attorneys, accountants, investment bankers, commercial bankers and other investment referral sources throughout the U.S.;

●	benefit from the resources and relationships of JMP Group, Inc., which is an affiliate of ours;

●

focus on transactions involving small to mid-sized companies, which we believe offer higher yielding investment opportunities, lower leverage levels than larger borrowers and other terms more favorable than transactions involving larger companies;

●	employ disciplined underwriting policies and rigorous portfolio-management practices;

●	structure our investments to minimize risk of principal loss and achieve attractive risk-adjusted returns; and

●	leverage the skills and experience of our investment adviser.

As a business development company, we are required to comply with numerous regulatory requirements. We are permitted to, and expect to continue to, finance our investments using debt and equity. However, our ability to use debt is limited in certain significant respects. See “Regulation—Senior Securities.” We have elected to be treated for federal income tax purposes as a regulated investment company, or “RIC,” under Subchapter M of the Internal Revenue Code, or “Code.” See “Material Federal Income Tax Considerations.” As a RIC, we generally will not have to pay corporate-level federal income taxes on any net ordinary income or capital gains that we distribute to our stockholders as dividends if we meet certain source-of-income and asset diversification requirements.

Since we commenced investment operations in September 2011, and through [    ], 20[ ], we have originated $[    ] million of investments in [    ] portfolio companies primarily in directly originated transactions and have had [    ] investment payoffs and sales totaling $[    ] million. As of [    ], 20[    ], we had $[    ] million (at fair value) invested in [    ] companies. As of [    ], 20[    ], our portfolio included approximately [    ]% of senior secured term loans, [    ]% of junior secured term loans, [    ]% of equity investments, [    ]% of CLO equity investments, and [    ]% of a royalty security at fair value. We completed [    ] with $[    ] million (at fair value) invested in [    ] companies. As of [   ], 20[    ], our portfolio included approximately [    ]% of senior secured term loans, [    ]% of junior secured term loans, [    ]% of equity investments and [    ]% of a royalty security at fair value. For the years ended [    ], 20[    ], and 20[    ], our loan portfolio had a dollar-weighted average annualized yield of approximately [    ]% and [    ]%, respectively, including amortization of deferred debt origination fees and original issue discount.

Our Investment Adviser

Our investment adviser’s investment team is led by two partners, Richard P. Buckanavage and Ryan T. Magee, who have an average of approximately 17 years of investment experience, and is supported by a team of investment professionals from JMP Credit Advisors and JMP Group. We expect that our investment adviser will hire additional investment professionals, as necessary. In addition, our investment adviser expects to draw upon JMP Group’s over 10-year history in the investment management business and to benefit from the JMP Group investment professionals’ significant capital markets, trading and research expertise developed through investments in different industries and over numerous companies in the United States.

Prior to joining our investment adviser, Mr. Buckanavage, who is also our President and Chief Executive Officer, co-founded and served in executive roles at Patriot Capital Funding, Inc., a publicly-traded business development company, from 2003 to 2009, where he helped deploy over $520 million in investments to over 50 small and mid-sized companies throughout the U.S. Mr. Magee worked as a senior investment professional at Patriot Capital Funding with Mr. Buckanavage for five years. Throughout their careers as investors in private companies, Messrs. Buckanavage and Magee have gained significant experience in all aspects of finance, including transaction sourcing, credit analysis, transaction structuring, due diligence and portfolio management.

In addition, our investment adviser has an investment committee that is responsible for approving all key investment decisions that are made by our investment adviser on our behalf. The members of the investment committee are Messrs. Buckanavage and Magee, as well as Joseph A. Jolson, the Chairman of our board of directors and the Chairman and Chief Executive Officer of JMP Group Inc.; Carter D. Mack, the President of JMP Group Inc.; and Bryan B. Hamm, the President of JMP Credit Advisors. The members of our investment committee have an average of 22 years of investment experience and collectively currently manage or oversee approximately $1.2 billion of assets, including alternative assets such as long-short equity hedge funds, middle-market lending, private equity, and collateralized loan obligation funds. All key investment decisions made by our investment adviser on our behalf require approval from three of the five members of the investment committee and must include the approval of both Messrs. Jolson and Buckanavage.

Market Opportunity

We believe that a large and attractive market for subordinated and senior debt and equity investments in small to mid-sized companies exists, in part, because it is underserved by traditional sources of credit. In addition, we believe that this attractive investment environment will persist over the foreseeable future due to the lingering effects of the recent credit-market dislocation. We believe the credit crisis that began in 2007 and the subsequent exit from the small to mid-sized company lending market of traditional capital sources, such as commercial banks, finance companies, hedge funds and collateralized loan obligation funds, has resulted in an increase in opportunities for alternative funding sources. In addition, we believe that there continues to be less competition in our market from those traditional sources of credit and an increased opportunity for attractive risk-adjusted returns. The remaining lenders and investors in the current environment are requiring lower amounts of senior and total leverage, increased equity commitments and more comprehensive covenant packages than was customary in the years leading up to the credit crisis. We believe that the limited amount of capital available to small to mid-sized companies, coupled with the desire of these companies for flexible and partnership-oriented sources of capital, creates an attractive investment environment for us. We believe these factors will continue to provide us with opportunities to grow and deliver attractive risk-adjusted returns to our stockholders.

Our Business Strategy

Our investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of subordinated debt and, to a lesser extent, senior debt and minority equity investments. We plan to accomplish our investment objective by targeting investments in small and mid-sized U.S. private companies with annual revenues of less than $100 million and EBITDA (earnings before interest, taxes, depreciation and amortization) of less than $15 million. We believe that transactions involving companies of this size offer higher yielding investment opportunities, lower leverage levels and other terms more favorable than transactions involving larger companies.

We have adopted the following business strategy to achieve our investment objective:

Capitalize on our investment adviser’s extensive relationships with small to mid-sized companies, private equity sponsors and other intermediaries. Our investment adviser maintains extensive relationships with financial intermediaries, entrepreneurs, financial sponsors, management teams, small and mid-sized companies, attorneys, accountants, investment bankers, commercial bankers and other non-bank providers of capital throughout the U.S., which we expect will produce attractive investment opportunities for us. Our investment adviser has been the sole or lead originator in a majority of our completed investment transactions. Our investment adviser will also benefit from the resources and relationships of JMP Group, which maintains offices in San Francisco, CA; New York, NY; Chicago, IL; Atlanta, GA; Boston, MA; and Minneapolis, MN.

Leverage the skills of our experienced investment adviser. The principals of our investment adviser have an average of approximately 17 years of experience advising, investing in and lending to small and mid-sized companies and have been active participants in the primary leveraged credit markets. Throughout their careers, they have navigated various economic cycles as well as several market disruptions. We believe this experience and understanding allows them to select and structure better investments for us and to efficiently monitor and provide managerial assistance to our portfolio companies.

Apply disciplined underwriting policies. Lending to small to mid-sized private companies requires in-depth due diligence and credit underwriting expertise, which the principals of our investment adviser have gained throughout their extensive careers. Our investment adviser has implemented disciplined and consistent underwriting policies in every transaction. These policies include a thorough analysis of each potential portfolio company’s competitive position, financial performance, management team, operating discipline, growth potential and industry considerations. We have adopted a guideline that we will generally refrain from investing more than 15% of our portfolio in any single industry sector.

Maintain rigorous portfolio management. The principals of our investment adviser have significant investing and board-level experience with small to mid-sized companies, and as a result, we expect that our investment adviser will be a value-added partner to, and remain in close contact with, our portfolio companies. After investing in a company, our investment adviser will monitor each investment closely, typically receiving monthly, quarterly and annual financial statements, meeting face-to-face with our portfolio companies at least twice annually, as well as frequent informal communication with portfolio companies. In addition, all of our portfolio company investments contain financial covenants, and we obtain compliance certificates relating to those covenants quarterly from our portfolio companies. We believe that our investment adviser’s initial and ongoing portfolio review process will allow it to effectively monitor the performance and prospects of our portfolio companies.

“Enterprise value” lending. We and our investment adviser take an enterprise value approach to the loan structuring and underwriting process. “Enterprise value” is the value that a portfolio company’s most recent investors place on the portfolio company or “enterprise.” The equity value of the enterprise is determined by multiplying (x) the number of shares of common stock of the portfolio company outstanding on the date of calculation, on a fully diluted basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants), by (y) the price per share paid by the most recent purchasers of equity securities of the portfolio company. We generally secure a subordinated lien and, to a lesser extent, senior secured lien position against the enterprise value of a portfolio company and generally our exposure is less than 65% of the enterprise value and we obtain pricing enhancements in the form of warrants and other fees that build long-term asset appreciation in our portfolio. “Enterprise value” lending requires an in-depth understanding of the companies and markets served. We believe the experience that our investment adviser possesses gives us enhanced capabilities in making these qualitative “enterprise value” evaluations, which we believe can produce a high quality loan portfolio with enhanced returns for our stockholders.

Opportunity for enhanced returns. To enhance our loan portfolio returns, in addition to receiving interest, we often obtain warrants to purchase the equity of our portfolio companies, as additional consideration for making loans. The warrants we obtain generally include a “cashless exercise” provision to allow us to exercise these rights without requiring us to make any additional cash investment. Obtaining warrants in our portfolio companies allows us to participate in the equity appreciation of our portfolio companies, which we expect will enable us to generate higher returns for our investors. We may also make a direct equity investment in a portfolio company in conjunction with an investment in a loan, which may provide us with additional equity upside in our investment. Furthermore, we seek to enhance our loan portfolio returns by obtaining ancillary structuring and other fees related to the origination, investment, disposition or liquidation of debt and investment securities.

Corporate Information

Our principal executive offices are located at 767 Third Avenue, 25th Floor, New York, New York 10017, and our telephone number is (212) 906-3500. We maintain a website at http://www.harvestcapitalcredit.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus.

Recent Developments

THE OFFERING

Shares of Series [ ] Preferred Stock offered by us		[ ] shares excluding [ ] shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters.

Shares of Series [ ] Preferred Stock Outstanding after this Offering		[ ] shares excluding [ ] shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters.

Use of proceeds

The net proceeds from our sale of the shares of preferred stock in this offering are estimated to be approximately $[ ] million, or $[ ] million if the underwriters’ option to purchase additional shares is exercised in full, assuming a public offering price of $[ ] per share, and after deducting the underwriting discount and estimated offering expenses. We plan to use the net proceeds of this offering to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus supplement and the accompanying prospectus, and for general working capital purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings under our Credit Facility. Pending such use, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC.

Dividend Rate		[ ] % per annum

Dividend Payment Dates	[ ]	, [ ] , [ ] and [ ] or each year, commencing on [ ] , [ ]

Record Dates	[ ]	, [ ] , [ ] and [ ]

[ ] symbol		“ ”

Liquidation Preference		The liquidation preference of our preferred stock is $ [ ] per share.

Restrictions on Dividend, Redemption, and Other Payments

No full dividends and distributions will be declared or paid on the preferred stock for any dividend period, or a part of a dividend period, unless the full cumulative dividends and distributions due through the most recent dividend payment dates for all outstanding shares of preferred stock have been, or contemporaneously are, declared and paid through the most recent dividend payment dates for each series of preferred stock. If full cumulative dividends and distributions due have not been paid on all outstanding preferred stock of any series, any dividends and distributions being declared and paid on preferred stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant dividend payment date. No holders of preferred stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the Certificate of Designations.

Redemption at the Option of the Company

The preferred stock may be redeemed, in whole or in part, at any time after   [ ]  , at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

Year       Applicable Percentage       %

Redemption at the Option of the Holder

On and after  [ ]    ,  [ ]    , each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to % of the sum of the liquidation preference per share plus accrued but unpaid dividends. In addition, each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to       % of the sum of the liquidation preference per share plus accrued but unpaid dividends upon the occurrence of certain fundamental changes.

Voting Rights	Voting rights associated with the preferred stock are described under the heading “Description of the Preferred Stock—Voting Rights.”

Rating	The preferred stock is not rated.

Conversion	[Describe any applicable conversion provisions set forth in the Certificate of Designations.]

Exchange	[Describe any applicable exchange provisions set forth in the Certificate of Designations.]

Material U.S. Federal Income Tax Consequences	[Insert summary disclosure regarding federal income tax consequences of an investment in the preferred stock.]

SUPPLEMENTARY RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our securities could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure, or trading markets similar to ours.

[Market yields and interest rates may increase, which would result in a decline in the price of our preferred stock.

The prices of fixed income investments, such as our preferred stock, vary inversely with changes in market yields and interest rates. The market yields and interest rates on securities comparable to our preferred stock may increase, which could result in a decline in the secondary market price of our preferred stock prior to the term redemption date. See “Description of the Preferred Stock—Dividends and Dividend Periods”.]

[Prior to this offering, there has been no public market for our preferred stock, and we cannot assure you that the market price of our preferred stock will not decline following the offering.

We cannot assure you that a trading market will develop for our preferred stock after this offering or, if one develops, that such trading market can be sustained. [During a period of up to [ ] days from the date of this prospectus supplement, the preferred stock will not be listed on any securities exchange. During this period, the underwriters do not intend to make a market in our preferred stock. Consequently, an investment in our preferred stock during this period will likely be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop during this period. If a secondary market does develop during this period, holders of our preferred stock may be able to sell such shares only at substantial discounts from liquidation preference.] [Application has been made to list our preferred stock on [ ] [so that trading on the exchange will begin within [ ] days from the date of this prospectus supplement, subject to notice of issuance]. If we are unable to list the preferred stock on a national securities exchange, holders thereof may be unable to sell such shares at all, or if they are able to, only at substantial discounts from liquidation preference. Even after the preferred stock is listed as anticipated, there is a risk that the market for such shares may be thinly traded and relatively illiquid compared to the market for other types of securities, with the spread between the bid and ask prices considerably greater than the spreads of other securities with comparable terms and features.]]

[The shares of our preferred stock are unrated securities.

We do not intend to have the preferred stock rated by any rating agency. Unrated securities typically trade at a discount to similar, rated securities, depending on the rating of the rated securities. As a result, there is a risk that the shares of our preferred stock may trade at a price that is lower than what they might otherwise trade at if rated by a rating agency.]

The preferred stock will be subordinate to the rights of holders of senior indebtedness.

While holders of our preferred stock will have equal liquidation and distribution rights to any other preferred stock that might be issued by us, they will be subordinated to the rights of holders of indebtedness, if any. Therefore, dividends, distributions, and other payments to holders of our preferred stock in liquidation or otherwise may be subject to prior payments due to the holders of senior indebtedness. In addition, the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of the preferred stock.

The preferred stock will bear a risk of early redemption by us.

We may voluntarily redeem some or all of the preferred stock on or after [ ] and we may be forced to redeem some or all of the preferred stock to meet regulatory requirements and the asset coverage requirements of such shares. Any such redemptions may occur at a time that is unfavorable to holders of the preferred stock. We may have an incentive to redeem the Series[ ] Preferred Stock voluntarily before the Term Redemption Date if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the fixed dividend rate on the preferred stock. For further information regarding our ability to redeem the preferred stock, see “Description of the Preferred Stock — Redemption”

We are subject to risks related to the general credit crisis and related liquidity risks.

General market uncertainty and extraordinary conditions in the credit markets may impact the liquidity of our investment portfolio. In turn, during extraordinary circumstances, this uncertainty could impact our distributions and/or ability to redeem the preferred stock in accordance with their terms. Further, there may be market imbalances of sellers and buyers of the preferred stock during periods of extreme illiquidity and volatility in the credit markets. Such market conditions may lead to periods of thin trading in any secondary market for the preferred stock and may make valuation of the preferred stock uncertain. As a result, the spread between bid and ask prices is likely to increase significantly such that an investor in the preferred stock may have difficulty selling his or her shares. Less liquid and more volatile trading environments could also result in sudden and significant valuation declines in the preferred stock.

Holders of the preferred stock will bear reinvestment risk.

Given the [ ]-year term and potential for early redemption of the preferred stock, holders of such shares may face an increased reinvestment risk, which is the risk that the return on an investment purchased with proceeds from the sale or redemption of the preferred stock may be lower than the return previously obtained from the investment in such shares.

Holders of the preferred stock will bear dividend risk.

We may be unable to pay dividends on the preferred stock under some circumstances. The terms of our Credit Facility preclude, and any future indebtedness we may incur could preclude, the payment of dividends in respect of equity securities, including the preferred stock, under certain conditions.

There is a risk of delay in our redemption of the preferred stock, and we may fail to redeem such securities as required by their terms.

Substantially all of the investments we presently hold and the investments we expect to acquire in the future are, and will be, subject to legal and other restrictions on resale and will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to obtain cash equal to the value at which we record our investments quickly if a need arises. If we are unable to obtain sufficient liquidity prior to the Redemption Date, we may be forced to engage in a partial redemption or to delay a required redemption. If such a partial redemption or delay were to occur, the market price of the preferred stock might be adversely affected.

[Insert any additional relevant risk factors not included in the base prospectus.]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus may include statements as to:

●	our future operating results, including the performance of our existing investments;

●	the introduction, withdrawal, success and timing of business initiatives and strategies;

●	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

●	the relative and absolute investment performance and operations of our investment adviser;

●	the impact of increased competition;

●	the impact of investments we intend to make and future acquisitions and divestitures;

●	our ability to turn potential investment opportunities into transactions and thereafter into completed and successful investments;

●	the ability of our portfolio companies to achieve their objectives;

●	our business prospects and the prospects of our portfolio companies;

●	our regulatory structure and tax status;

●	the adequacy of our cash resources and working capital;

●	the timing of cash flows, if any, from the operations of our portfolio companies;

●	the impact of interest rate volatility on our results, particularly because we use leverage as part of our investment strategy;

●	the impact of legislative and regulatory actions and reforms and regulatory, supervisory, or enforcement actions of government agencies relating to us or our investment adviser;

●	our contractual arrangements and relationships with third parties;

●	our ability to access capital and any future financings by us; and

●	the ability of our investment adviser to attract and retain highly talented professionals.

Our use of words such as “anticipate,” “believe,” “expect,” “estimate,” “intend,” “seek,” “plan,” “should,” “could,” “would,” “may,” “might,” “will,” and “potential” and similar words indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this prospectus, and any accompanying prospectus supplement, involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplement.

We have based the forward-looking statements included in this prospectus and the accompanying prospectus supplement, if any on information available to us on the date of this prospectus and the accompanying prospectus supplement, if any, and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those anticipated in our forward-looking statements, and future results could differ materially from historical performance. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law or SEC rule or regulation. You are advised to consult any additional disclosures that we may make directly to you, including in the form of a prospectus supplement or post-effective amendment to the registration statement to which this prospectus relates, or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)B of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus and the accompanying prospectus supplement, if any.

USE OF PROCEEDS

The net proceeds from our sale of the shares of preferred stock in this offering are estimated to be approximately $[ ] million, or $[ ] million if the underwriters’ option to purchase additional shares is exercised in full, assuming a public offering price of $[ ] per share, and after deducting the underwriting discount and estimated offering expenses.

We plan to use the net proceeds of this offering to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus supplement and the accompanying prospectus, and for general working capital purposes. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings under our Credit Facility. Pending such use, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC.

We estimate that it will take less than six months for us to substantially invest the net proceeds of any offering made pursuant to this prospectus supplement and the accompanying prospectus, depending on the availability of attractive opportunities, market conditions and the amount raised. However, we can offer no assurance that we will be able to achieve this goal.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of [ ], 20[ ]; and
●

on an as-adjusted basis to reflect the sale of shares of our preferred stock in this offering at an assumed public offering price of $   [ ]    per share after deducting the underwriting discounts and commissions of approximately $   [ ]   and estimated offering expenses of approximately $   [ ]   payable by us.

This table should be read in conjunction with “Use of Proceeds” included in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and notes thereto included in this prospectus supplement and the accompanying prospectus

As of , 20[ ]
	Actual	As Adjusted )
	(in thousands)	(in thousands)
Assets:
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Credit Facility	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Net Assets:
Common stock, par value $0.001 per share; [ ] shares authorized, [ ] shares issued and outstanding, [ ] shares issued and outstanding, as adjusted, respectively		$
Preferred stock, par value $0.001 per share; [ ] shares authorized, [ ] shares issued and outstanding, [ ] shares issued and outstanding, as adjusted, respectively		$
Capital in excess of par value		$
Net realized gains on investments
Net unrealized appreciation on investments
(Distributions in excess of) undistributed net investment income
Total Net Assets		$
Total Capitalization

SELECTED FINANCIAL AND OTHER DATA

Harvest Capital Credit LLC is considered to be our predecessor for accounting purposes, and as such, its financial statements are our historical financial statements. Accordingly, the selected financial and other data below for the periods prior to our initial public offering in May 2013 are in reference to the historical financial statements of Harvest Capital Credit LLC, which are our historical financial statements as a result of Harvest Capital Credit LLC’s merger with and into us.

The following selected financial and other data as of and for the period from September 6, 2011 (Commencement of Operations) through December 31, 2011, and as of and for the years ended December 31, 20[ ], and December 31, 20[ ], is derived from our financial statements, which have been audited. The selected financial data as of [ ], 20[ ], and [ ], 20[ ], and for the [ ] months ending [ ], 20[ ], and [ ], 20[ ], have been derived from unaudited financial data, but, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the financial condition and operating results for such interim periods. Interim results as of and for the [ ] months ended [ ], 20[ ], are not necessarily indicative of the results that may be expected for the year ending [ ], 20[ ]. The financial information and other data below should be read in conjunction with our financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement and the accompanying prospectus.

	As of and for the [ ] Months Ended [ ], 20[ ] (unaudited)	As of and for the [ ] Months Ended [ ], 20[ ] (unaudited)	As of and for the Year Ended December 31, 20[ ]		As of and for the Year Ended December 31, 20[ ]	As of December 31, 2011 and for September 6, 2011 (commencement of operations) through December 31, 2011

Statement of Operations Data:
Interest income	$	$	$		$
Other income
Net investment income (loss)
Net change in unrealized (depreciation) appreciation on investments
Net increase (decrease) in net assets resulting from operations
Other Data:
Dollar-weighted average annualized yield				%			%
Number of portfolio companies at period end

Per Share:
Earnings (losses) per common unit (basic and diluted)	$	$	$		$	$
Net investment income (loss) per unit (basic and diluted)	$	$	$		$	$
Dividends declared per common unit (basic)	$	$	$		$	$
Statement of Asset and Liabilities Data:
Gross investments	$	$	$		$	$
Cash and cash equivalents
Total assets
Borrowings
Total liabilities
Mezzanine equity
Total Net assets

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus supplement and the accompanying prospectus. In addition to historical information, the following discussion and other parts of this prospectus supplement and the accompanying prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus supplement and the accompanying prospectus.

[Insert from most recent periodic filing]

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

DESCRIPTION OF THE PREFERRED STOCK

The following is a brief description of the terms of our preferred stock. This is not a complete description and is subject to and entirely qualified by reference to our certificate of incorporation, as amended, and the certificate of designation setting forth the terms of the preferred stock. These documents are filed with the SEC as exhibits to our registration statement of which this prospectus supplement is a part, and the Certificate of Designation is attached as Appendix A to this prospectus supplement.

General

At the time of issuance the preferred stock will be fully paid and non-assessable and have no preemptive, conversion or exchange rights, or rights to cumulative voting. The preferred stock and all other preferred stock that we may issue from time to time in accordance with the 1940 Act, if any, are senior as to dividends and distributions to our common stock. We may issue additional series of preferred stock in the future to the extent permitted under the 1940 Act.

Dividends and Dividend Periods

Holders of our preferred stock are entitled to receive dividends per shares in an amount equal to [ ] % per annum, or the dividend rate. Dividends will be payable quarterly in arrears on [ ] , [ ] , [ ] , and [ ] (each, a “Dividend Payment Date”), commencing on [ ] , to holders of record as of the immediately preceding [ ] , [ ] , [ ] , and [ ]. In addition, in the event a cash dividend or other distribution in cash is declared on our common stock, holders of our preferred stock will be entitled to receive an additional amount equal to the liquidation preference divided by [ ] , as may be adjusted from time to time, multiplied by the cash amount per share distributed or to be distributed in respect of our common stock.

Dividends payable at the dividend rate will begin to accrue and be cumulative from [ ] , [ ] , whether or not we have funds legally available for such dividends or such dividends are declared, and shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date). Dividends that are payable on the preferred stock on any Dividend Payment Date shall be payable to holders of record of the preferred stock as they appear on the stock register of the Company on the record date for such dividend.

Dividends on our preferred stock will be computed on the basis of a [360-day year consisting of twelve 30-day months]. The amount of dividends payable on our preferred stock on any date prior to the end of a dividend period, and for the initial dividend period, will be computed on the basis of a [360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month].

Cash dividends will be paid only to the extent we have assets legally available for such payment and only when authorized by our Board of Directors and declared by us. Dividends not paid in cash will be added to the liquidation preference.

[We will not declare any dividend (other than a dividend payable in common stock) or other distribution on our common stock or purchase any common stock unless at the time of the declaration of such dividend or distribution or at the time of any such purchase we have an asset coverage of at least 200%, as computed in accordance with the 1940 Act, after deducting the amount of such dividend, distribution or purchase price.]

Voting Rights

Except for matters that do not require the vote of holders of the preferred stock under the 1940 Act, and except as otherwise provided in the certificate of incorporation or bylaws, in the certificate of designation, or as otherwise required by applicable law, (1) each holder of preferred stock will be entitled to one vote for each share of preferred stock held on each matter submitted to a vote of stockholders of the Company and (2) the holders of outstanding preferred stock and shares of common stock shall vote together as a single class on all matters submitted to stockholders. Notwithstanding the foregoing, the holders of the preferred stock, voting as a separate class, will have the right to elect [   ] members of the Board of Directors. The holders of outstanding shares of common stock together with the holders of outstanding shares of preferred stock, voting together as a single class, will elect the remaining members of the Board of Directors.

In addition, in the event that dividends on the preferred stock are unpaid in an amount equal to two full years’ dividends on the preferred stock, we will increase the size of our Board of Directors such that the holders of the preferred stock, voting as a separate class, will have the ability to elect a majority of the members of the Board of Directors until such time as all dividends in arrears shall have been paid or otherwise provided for at which point the size of the Board of Directors shall be decreased and the term of such additional directors shall terminate.

During the period in which any shares of preferred stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the outstanding shares of preferred stock determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:

●

amend, alter, or repeal any of the preferences, rights, or powers of the preferred stock so as to affect materially and adversely such preferences, rights, or powers [(for purposes of the foregoing, no matters shall be deemed to adversely affect any right, preference, or power unless such matter (i) alters or abolishes any preferential right of the preferred stock; (ii) creates, alters, or abolishes any right in respect of redemption of the preferred stock; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to the preferred stock)]; or

●

create, authorize, or issue shares of any class of capital stock ranking senior to or on a parity with the preferred stock with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options, or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to or on a parity with the preferred stock or reclassify any authorized shares of our capital stock into any shares ranking senior to or on a parity with the preferred stock (except that, notwithstanding the foregoing, the Board of Directors, without the vote or consent of the holders of the shares of the preferred stock may from time to time authorize, create, and classify, and the Company, to the extent permitted by the 1940 Act, may from time to time issue shares or series of preferred stock ranking on a parity with the preferred stock with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation, or winding up of the affairs of the Company, and may authorize, reclassify, and/or issue any additional preferred stock, including shares previously purchased or redeemed by the Company); provided that any such class of capital stock shall be created, authorized, or issued only to the extent permitted by the 1940 Act).

The affirmative vote of the holders of a 1940 Act Majority of the outstanding shares of preferred stock, voting as a separate class, will be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of our security holders under Section 13(a) of the 1940 Act.

Redemption

Optional Redemption. The preferred stock may be redeemed, in whole or in part, at any time after       [ ] , [ ], at our option, upon giving notice of redemption at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share. The following redemption prices are for shares of preferred stock redeemed during the [ ] -month period commencing on [ ] of the years set forth below:

Year      Applicable Percentage

Redemption at the Option of the Holder. Upon the occurrence of certain bankruptcy events or the delisting of our common stock from a national securities exchange, each holder of the preferred stock will have the right to require us to repurchase all or any part of the holder’s preferred stock at a purchase price per share equal to [ ]% of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

On and after [ ], [ ], each holder of the preferred stock will have the right, by providing written notice to us, to require us to repurchase all or any part of the holder’s preferred stock at a purchase price equal to [ ] % of the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.

Partial Redemption. In case of any partial redemption of the preferred stock, the shares to be redeemed will be selected pro rata. Subject to the provisions of the certificate of designation, we have full power and authority to prescribe the terms and conditions upon which shares of preferred stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

Redemption Procedures. We will provide notice of any redemption of the preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on our books and through any means required under the 1940 Act. Such mailing shall be at least [ ]days and not more than [ ] days before the date fixed for redemption.

Liquidation

Upon any liquidation, dissolution, or winding up by us, whether voluntary or involuntary, the holders of shares of our preferred stock will be entitled to be paid (before any distribution or payment is made upon any shares of common stock) the liquidation preference per share. However, if upon liquidation, the available funds and assets to be distributed among the holders of our preferred stock are insufficient to permit payment in full of the liquidation preference per share, then our entire available funds and assets upon liquidation shall be distributed ratably among the holders.

If there are any of our available funds or assets upon liquidation remaining after the payment or distribution to the holders of the preferred stock of their full preferential amounts described above, all such remaining available funds and assets shall be distributed as follows: [describe applicable payment priority provisions].

Modification

Without the consent of any holders of the preferred stock, we, when authorized by resolution of the Board of Directors, may amend or modify these terms of the preferred stock to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision in the certificate of designation, and make any other provisions with respect to matters or questions arising under these terms of the preferred stock that are not inconsistent with the provisions in the certificate of designation.

UNDERWRITING

[ ] is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of preferred shares set forth opposite the underwriter’s name.

Underwriter	Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the preferred shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the preferred shares (other than those covered by the overallotment option described below) if they purchase any of the preferred shares.

The underwriters propose to offer some of the preferred shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the preferred shares to dealers at the public offering price less a concession not to exceed $  [ ]   per share. The underwriting discount of $  [ ]   per preferred share is equal to [ ]   % of the initial offering price. If all of the preferred shares are not sold at the initial offering price, the representative may change the public offering price and other selling terms. The representative has advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

The underwriters hold an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional   [ ]   preferred shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We, along with each of our directors and officers, have agreed that we will not, without the prior written consent of    [ ]    , on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly, or hedge shares or securities convertible into or exchangeable for shares for a period of     [ ]     days from the date of this prospectus supplement (the “Lock-up Period”).     [ ]     in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The Lock-up Period in the preceding paragraph will be extended if (i) during the last [  ] days of the Lock-up Period we issue an earnings release or material news or a material event relating to Harvest Capital Credit Corporation occurs or (ii) prior to the expiration of the Lock-up Period, we announce that we will release earnings results during the [  ]-day period beginning on the last day of the Lock-up Period, in which case the restrictions described in the preceding sentence will continue to apply until the expiration of the [ ]-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event.

[The shares of preferred stock will be listed on the    [ ]       under the symbol “  [ ]    .”]

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. This offering will conform with the requirements set forth in Financial Industry Regulatory Authority Rule 2310. The sum of all compensation to the underwriters in connection with this offering of shares, including the underwriting discount, will not exceed 10% of the total public offering price of the shares sold in this offering.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Harvest Capital Credit Corporation and our investment adviser have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain underwriters may make a market in the shares. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, the shares as a result of any market-making activities undertaken by any underwriter. This prospectus supplement is to be used by any underwriter in connection with the offering and, during the period in which a prospectus supplement must be delivered, with offers and sales of the shares in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with the offering,      [ ]      , on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions, and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ overallotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of shares in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when       [ ]       repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the preferred shares. They may also cause the price of shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the [   ], or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering, excluding the underwriting discounts, will be approximately $            [ ]    .

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representative will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Certain underwriters may perform investment banking and advisory services for us, our investment adviser, and our affiliates from time to time, for which they receive customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, our investment adviser, and our affiliates in the ordinary course of business.

[Additional Underwriter Compensation

[to be provided as applicable]]

The principal business address of     [ ]     is     [ ]        .

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by [ ] .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of [ ] and [ ] and for each of the years then ended included in the accompanying prospectus and this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We are required to file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, District of Columbia 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, District of Columbia 20549. This information will also be available free of charge by contacting us at 767 Third Avenue, 25th Floor, New York, New York 10017, by telephone at (212) 906-3500, or on our website at http://www.harvestcapitalcredit.com. Information contained on our website or on the SEC’s web site about us is not incorporated into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement or the accompanying prospectus.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statements.]

Harvest Capital Credit Corporation

Series [ ] Preferred Stock

Liquidation Preference $ [ ] Share

[PRELIMINARY] PROSPECTUS SUPPLEMENT

[ ] , 20[ ]